UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2005

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    Other Events.

Certain officers of Dolby Laboratories, Inc. (the “Company”), including N.W. Jasper, Jr., President and Chief Executive Officer, adopted Rule 10b5-1 trading plans in the fourth quarter of fiscal 2005. The plans were adopted during an “open window” in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, and as permitted by the Company’s insider trading policy.

A total of up to 543,750 shares (or 27.5% of Mr. Jasper’s direct and indirect holdings as of November 16, 2005, including vested and unvested options) could be sold under Mr. Jasper’s trading plans, a significant portion of which relates to marriage settlement obligations and other familial arrangements. Specifically, Mr. Jasper’s plans provide for sales of up to: 192,500 shares during the fourth calendar quarter of 2005, 118,750 shares during the first calendar quarter of 2006, 92,500 shares during the second calendar quarter of 2006, 70,000 shares during the third calendar quarter of 2006 and 70,000 shares during the fourth calendar quarter of 2006.

Actual sale transactions will be disclosed publicly through filings with the Securities and Exchange Commission as required.

Rule 10b5-1 allows persons who may be considered insiders to adopt pre-arranged written plans for trading specified amounts of stock. A plan establishes predetermined trading parameters that do not permit the person adopting the plan to exercise subsequent influence over how, when or whether to effect trades. Once a plan is set up, trades may be executed at times when the person who adopted the plan is in possession of material nonpublic information, based on the application of the trading parameters determined at the time the plan was adopted. Trading plans are designed to allow persons to sell shares in an orderly fashion for asset diversification, liquidity and tax planning and to avoid concerns about initiating stock transactions while in possession of material, non-public information.

The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ Martin A. Jaffe
Martin A. Jaffe Executive Vice President, Business Affairs

Date: November 17, 2005